SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 21, 2006

U.S. HELICOPTER CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32580	27-0096927
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

6 East River Piers, Suite 216, Downtown Manhattan Heliport, New York, NY	10004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 248-2002

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management
Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(a) Appointment of New Directors
Effective December 21, 2006, the Board of Directors (the “Board”) of U.S. Helicopter Corporation (“U.S. Helicopter” or the “Company”) appointed Stephen T. Wills to serve on the Board, as Chairman of the Company’s Audit Committee and as a member of the Company’s Compensation Committee.
Mr. Wills also serves as Executive Vice President of Operations and Chief Financial Officer of Palatin Technologies, Inc. (“Palatin”), a biopharmaceutical company focused on the discovery and development of targeted, receptor-specific small molecule and peptide therapeutics. Mr. Wills joined Palatin as vice president and chief financial officer in 1997. Mr. Wills has served as Executive Vice President of Operations of Palatin since 2005. From 1991 to 2000, Mr. Wills served as the President and Chief Operating Officer of Golomb, Wills and Company, P.C., a public accounting firm. From 1997 to 2000, Mr. Wills was also the Vice President and Chief Financial Officer of Derma Sciences, Inc. (“Derma Sciences”), a publicly held company providing wound and skin care products. Mr. Wills is currently a director of Derma Sciences, serving as the chairman of the audit committee and a member of the compensation committee and corporate governance and nominating committee. Mr. Wills, a certified public accountant, earned his B.S. in accounting from West Chester University, and an M.S. in taxation from Temple University.
In connection with Mr. Wills’ appointment to the Board, the Company issued to Mr. Wills a stock option to purchase up to 50,000 shares of the Company’s common stock, par value $0.001 per share pursuant to the Company’s 2004 Stock Incentive Plan. Mr. Wills has not had a direct or indirect material interest in any transaction during the last two years involving the Company as defined in Item 404(a) of Regulation S-B.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 22, 2006

U.S. HELICOPTER CORPORATION (Registrant)
By:	/s/ John G. Murphy
John G. Murphy Chief Executive Officer and President

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